The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated December 23, 2015

December , 2015	Registration Statement No. 333-199966; Rule 424(b)(2)

JPMorgan Chase & Co.
Structured Investments

Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of Seven Indices and One Exchange-Traded Fund due April 3, 2018

•	The notes are designed for investors who seek a return of 1.25 times any appreciation of a weighted basket of seven indices and one exchange-traded fund, up to a maximum return of between 33.75% and 41.25% at maturity.

•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Minimum denominations of $1,000 and integral multiples thereof

•	The notes are expected to price on or about December 28, 2015 and are expected to settle on or about December 31, 2015.

•	CUSIP: 48128GGL8

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $997.30 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $980.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement no. to product supplement no. 4a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated November 7, 2014

Key Terms

Basket: The notes are linked to a weighted basket consisting of the following:

•    20.00% of the EURO STOXX 50® Index (Bloomberg ticker: SX5E);

•    15.00% of the FTSE® 100 Index (Bloomberg ticker: UKX);

•    15.00% of the TOPIX® Index (Bloomberg ticker: TPX);

•    10.00% of the Hang Seng® Index (Bloomberg ticker: HSI);

•    10.00% of the Korea Stock Price Index 200 (Bloomberg ticker: KOSPI2);

•    10.00% of the Taiwan Stock Exchange Capitalization Weighted Stock Index (Bloomberg ticker: TWSE);

•    10.00% of the Swiss Market Index (Bloomberg ticker: SMI) (each of the EURO STOXX 50® Index, the FTSE® 100 Index, the Hang Seng® Index, the Korea Stock Price Index 200, the Taiwan Stock Exchange Capitalization Weighted Stock Index and the Swiss Market Index, an “Index” and together, the “Indices”); and

•    10.00% of the WisdomTree India Earnings Fund (Bloomberg ticker: EPI) (the “Fund”);

(each of the Indices and the Fund, an “Underlying” and collectively, the “Underlyings”).

Upside Leverage Factor: 1.25

Maximum Return: Between 33.75% and 41.25% (corresponding to a maximum payment at maturity of between $1,337.50 and $1,412.50 per $1,000 principal amount note) (to be provided in the pricing supplement)

Buffer Amount: 15.00%

Downside Leverage Factor: 1.1765

Pricing Date: On or about December 28, 2015

Original Issue Date (Settlement Date): On or about December 31, 2015

Observation Date *: March 28, 2018

Maturity Date*: April 3, 2018

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Payment at Maturity:

If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return × Upside Leverage Factor), subject to the Maximum Return

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Amount) × Downside Leverage Factor]

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or all of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + (20.00% × Underlying Return of the EURO STOXX 50® Index) + (15.00% × Underlying Return of FTSE® 100 Index) + (15.00% × Underlying Return of TOPIX® Index) + (10.00% × Underlying Return of Hang Seng® Index) + (10.00% × Underlying Return of Korea Stock Price Index 200) + (10.00% × Underlying Return of Taiwan Stock Exchange Capitalization Weighted Stock Index) + (10.00% × Underlying Return of Swiss Market Index) + (10.00% × Underlying Return of the Fund)]

Underlying Return: With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date

Final Value: With respect to each Underlying, the closing value of that Underlying on the Observation Date

Share Adjustment Factor: The Share Adjustment Factor is referenced in determining the closing value of the Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement no. 4a-I for further information.

PS-1 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

Supplemental Terms of the Notes

All references in this pricing supplement to the closing value of each Index mean the closing level of that Index as defined in the accompanying product supplement, and all references in this pricing supplement to the closing value of the Fund mean the closing price of one share of the Fund as defined in the accompanying product supplement.

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Basket Value of 100.00;

•	an Upside Leverage Factor of 1.25;

•	a Maximum Return of 33.75%;

•	a Buffer Amount of 15.00%; and

•	a Downside Leverage Factor of 1.1765.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
180.00	80.00%	33.7500%	$1,337.500
165.00	65.00%	33.7500%	$1,337.500
150.00	50.00%	33.7500%	$1,337.500
140.00	40.00%	33.7500%	$1,337.500
130.00	30.00%	33.7500%	$1,337.500
127.00	27.00%	33.7500%	$1,337.500
125.00	25.00%	31.2500%	$1,312.500
120.00	20.00%	25.0000%	$1,250.000
115.00	15.00%	18.7500%	$1,187.500
110.00	10.00%	12.5000%	$1,125.000
105.00	5.00%	6.2500%	$1,062.500
101.00	1.00%	1.2500%	$1,012.500
100.00	0.00%	0.0000%	$1,000.000
95.00	-5.00%	0.0000%	$1,000.000
90.00	-10.00%	0.0000%	$1,000.000
85.00	-15.00%	0.0000%	$1,000.000
80.00	-20.00%	-5.8825%	$941.175
70.00	-30.00%	-17.6475%	$823.525
60.00	-40.00%	-29.4125%	$705.875
50.00	-50.00%	-41.1775%	$588.225
40.00	-60.00%	-52.9425%	$470.575
30.00	-70.00%	-64.7075%	$352.925
20.00	-80.00%	-76.4725%	$235.275
10.00	-90.00%	-88.2375%	$117.625
0.00	-100.00%	-100.0000%	$0.000

PS-2 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

How the Notes Work

Upside Scenario:

If the Final Basket Value is greater than the Initial Basket Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Basket Return times the Upside Leverage Factor of 1.25, up to the Maximum Return of between 33.75% and 41.25%.

•	If the closing level of the Basket increases 10.00%, investors will receive at maturity a 12.50% return, or $1,125.00 per $1,000 principal amount note.

•	Assuming a hypothetical Maximum Return of 33.75%, if the closing level of the Basket increases 30.00%, investors will receive at maturity a return equal to the 33.75% Maximum Return, or $1,337.50 per $1,000 principal amount note, which is the maximum payment at maturity.

Par Scenario:

If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount of 15.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount of 15.00%, investors will lose 1.1765% of the principal amount of their notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount.

•	For example, if the closing level of the Basket declines 50.00%, investors will lose 41.1775% of their principal amount and receive only $588.225 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 15.00%) × 1.1765] = $588.225

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-3 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Basket Value is less than the Initial Basket Value by more than 15.00%, you will lose 1.1765% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value by more than 15.00%. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN IF THE BASKET RETURN IS POSITIVE —

If the Final Basket Value is greater than the Initial Basket Value, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Basket Return times the Upside Leverage Factor, up to the Maximum Return of between 33.75% and 41.25% (corresponding to a maximum payment at maturity of between $1,337.50 and $1,412.50 per $1,000 principal amount note), regardless of the appreciation of the Basket, which may be significant.

•	CREDIT RISK OF JPMORGAN CHASE & CO. —

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	THE NOTES DO NOT PAY INTEREST.

•	CORRELATION (OR LACK OF CORRELATION) OF THE UNDERLYINGS —

The notes are linked to an unequally weighted Basket composed of eight Underlyings. In calculating the Final Basket Value, an increase in the value of one of the Underlyings may be moderated, or more than offset, by lesser increases or declines in the values of the other Underlyings. In addition, high correlation of movements in the values of the Underlyings during periods of negative returns among the Underlyings could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.

•	NON-U.S. SECURITIES RISK —

The equity securities included in or held by the Underlyings have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE INDICES —

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Indices are based, although any currency fluctuations could affect the performance of the indices.

•	THERE ARE RISKS ASSOCIATED WITH THE FUND —

The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

PS-4 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

The Fund does not fully replicate its Underlying Index (as defined under “The Fund” below) and may hold securities different from those included in the Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares in the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	EMERGING MARKETS RISK WITH RESPECT TO THREE UNDERLYINGS —

The equity securities included in the Korea Stock Price Index 200 and the Taiwan Stock Exchange Capitalization Weighted Stock Index and the equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND —

Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced.

•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for the Fund for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Maximum Return.

PS-5 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from projected hedging profits, if any, estimated hedging costs and the level of the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Basket

The return on the notes is linked to an unequally weighted basket consisting of eight Underlyings. We obtained the closing values below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Fund below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

PS-6 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

Underlying	Bloomberg Ticker Symbol	Closing Value on December 22, 2015
EURO STOXX 50® Index	SX5E	3,214.32
FTSE® 100 Index	UKX	6,083.10
TOPIX® Index	TPX	1,533.60
Hang Seng® Index	HSI	21,830.02
Korea Stock Price Index 200	KOSPI2	245.48
Taiwan Stock Exchange Capitalization Weighted Stock Index	TWSE	8,292.74
Swiss Market Index	SMI	8,515.82
WisdomTree India Earnings Fund	EPI	$19.60

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

The FTSE® 100 Index is an index calculated, published and disseminated by FTSE, a company owned by the London Stock Exchange (“LSE”). The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSETM 100 Index” in the accompanying underlying supplement.

The TOPIX® Index, also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the Japanese common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the “TSE.” Japanese stocks admitted to the TSE are assigned either to the TSE First Section, the TSE Second Section or the TSE Mothers. Stocks listed in the First Section, which number approximately 1,800, are among the most actively traded stocks on the TSE. For additional information about the TOPIX® Index, see “Equity Index Descriptions — The TOPIX® Index” in the accompanying underlying supplement.

The Hang Seng® Index is a free-float adjusted market capitalization weighted index and measures the performance of the largest and most liquid companies listed in Hong Kong and includes 50 constituent securities. For additional information about the Hang Seng® Index, see “Annex A” below.

The Korea Stock Price Index 200 (the “KOSPI 200 Index”) is a capitalization-weighted index of 200 Korean blue-chip stocks that make up a large majority of the total market value of the Korea Stock Exchange (“KSE”). The KOSPI 200 Index is the underlying index for stock index futures and options trading. The constituent stocks are selected on the basis of such criteria as market capitalization, industry representation and trading value. For additional information about the KOSPI 200 Index, see the information set forth under “Annex B” below.

The Taiwan Stock Exchange Capitalization Weighted Stock Index (the “TAIEX”) is a capitalization-weighted price return index of the Taiwan equity market. The TAIEX is composed of all common stocks listed for trading on the Taiwan Stock Exchange. For additional information about the TAIEX, see the information set forth under “Annex C” below.

The Swiss Market Index (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® is sponsored, calculated, maintained and published by SIX Swiss Exchange Ltd. The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. For additional information about the Swiss Market Index, see “Annex D” below.

The Fund is an exchange-traded fund of the WisdomTree Trust, a registered investment company that consists of numerous separate investment portfolios, which seeks to track the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index. For additional information about the Fund, see “Annex E” below.

Historical Information

The following graphs set forth the historical performance of the Basket as a whole, as well as each Underlying, based on the weekly historical closing values from January 8, 2010 through December 18, 2015. The graph of the historical performance of the Basket

PS-7 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

assumes that the closing level of the Basket on January 8, 2010 was 100 and that the weights of the Underlyings were as specified under “Key Terms — Basket” in this pricing supplement on that date.

The historical closing levels of the Basket and the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing values of the Underlyings on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the Basket will result in the return of any of your principal amount.

PS-8 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

PS-9 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

PS-10 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. For example, the notes could be treated either as subject (in whole or in part) to the “constructive ownership transaction” rules of Section 1260 of the Internal Revenue Code, as discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I, or as “contingent payment debt instruments.” In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying

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property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” generally will not apply to the notes.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”

The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.

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This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

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ANNEX A

The Hang Seng® Index

We have derived all information contained in this pricing supplement regarding the Hang Seng® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Hang Seng Indexes Company Limited (“HSICL”), a wholly owned subsidiary of Hang Seng Bank. The Hang Seng® Index is calculated, maintained and published by HSICL. HSICL has no obligation to continue to publish, and may discontinue publication of, the Hang Seng® Index.

The Hang Seng® Index is reported by Bloomberg under the ticker symbol “HSI.”

The Hang Seng® Index was first calculated and published on November 24, 1969. The Hang Seng® Index is a free-float adjusted market capitalization weighted index that measures the performance of the largest and most liquid companies listed in Hong Kong. The constituent securities are grouped under finance, utilities, properties and commerce and industry sub-indices. The Hang Seng® Index includes 50 constituent securities. The Hang Seng® Index is calculated and disseminated real-time at 2-second intervals during the trading hours of the Stock Exchange of Hong Kong Ltd. (“SEHK”).

Composition of the Hang Seng® Index

Defining the Eligible Companies

The universe of securities for the Hang Seng® Index includes stocks and real estate investment trusts (“REITs”). Only companies and REITs with a primary listing on the main board of the SEHK are eligible to be included in the Hang Seng® Index (note that companies that are classified by SEHK as foreign companies are currently not included, as an interim policy announced in June 2010 and extended after a study and survey undertaken in the second half of 2010 (report released in January 2011)). The H-shares of mainland China enterprises listed on SEHK will not be selected unless the company has no unlisted share capital. H shares are shares of mainland China companies listed on SEHK.

In addition, to be eligible for selection in the Hang Seng® Index, a company or REIT (1) must be among those that constitute the top 90% of the total market capitalization of all primary listed shares listed on the SEHK (market capitalization is expressed as an average of the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and (3) should normally have a listing history of 24 months on the SEHK. For newly listed large-cap securities, the minimum listing history may be shorter than 24 months (and can be as short as 3 months) if certain market capitalization requirements are satisfied.

Selecting the Hang Seng® Index Companies

From the eligible companies and REITs, final selections are based on the following: (1) the market capitalization and turnover rankings of the companies; (2) the representation of the sub-sectors within the Hang Seng® Index directly reflecting that of the market; and (3) the financial performance of the companies and REITs. The Hang Seng® Index is reviewed quarterly with data cut-off dates as of the end of March, June, September and December each year. The final selection will be decided by the advisory committee after the above criteria have been taken into consideration.

The number of constituents is fixed at 50.

Effective Date

Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December. If that Friday falls on a public holiday, it will be postponed to the next Friday, subject to the final decision made by HSICL. Under normal circumstances, at least seven trading days’ notice will be given for any constituent changes before the effective dates.

Index Calculation

The calculation methodology of the Hang Seng® Index is a free float-adjusted market capitalization weighting methodology with a cap on each constituent weighting. The Hang Seng® Index is a price index without adjustment for cash dividends or warrant bonuses.

In September 2014, it was decided that the 15% cap would be lowered to 10%. This change will be phased in over a 12-month period through five rounds of index rebalancing. The rebalancing schedule are detailed below:

After Market Close on	Cap Level
5 Sep 2014 (Fri)	14%
5 Dec 2014 (Fri)	13%
6 Mar 2015 (Fri)	12%
5 Jun 2015 (Fri)	11%
4 Sep 2015 (Fri)	10%

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The formula for the index calculation is shown below:

Current Index	=	Current Aggregate Free-float-adjusted Market Capitalization of Constituents	×	Yesterday’s Closing Index
Yesterday’s Aggregate Free-float-adjusted Market Capitalization of Constituents

=	S (Pt x IS x FAF x CF)	×	Yesterday’s Closing Index
S (Pt-1 x IS x FAF x CF)

where:

Pt	:	current price at day t;
Pt-1	:	closing price at day t-1;
IS	:	number of issued shares;
FAF	:	free-float-adjusted factor, which is between 0 and 1; and
CF	:	capping factor, which is between 0 and 1.

Free-float Adjustments. Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than 5% of the shareholdings would be consisted as non-free float and are excluded from the index calculation. These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-free-float unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross-holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement). Lock-up shares with trading restrictions are classified as non-free-float, regardless of the shareholding percentage.

The free-float-adjusted factor represents the proportion of shares that is free-floated as a percentage of the issued shares. The free-float-adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%. For companies with more than one class of shares, the free-float-adjusted factor is calculated separately for each class of shares.

Cap Factor. A cap factor (“CF”) is calculated quarterly, such that no individual constituent in the Hang Seng® Index will have a weighting exceeding a predetermined cap level on the index capping date. The update of the issued shares, adjustment of the free-float-adjusted factor and calculation of the cap factor are undertaken quarterly. In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations. Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or free-float-adjusted factor is substantially different from the production data. The Hang Seng® Index will also be recapped in the event of constituent changes if the newly added component weighs higher than the index cap level.

The Stock Exchange of Hong Kong Ltd.

Trading on the SEHK is fully electronic through an Automatic Order Matching and Execution System (“AMS”). The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. Trading takes place through trading terminals on the trading floor or through the off-floor trading devices at exchange participants’ offices. Continuous trading is undertaken from 9:30 a.m. to 4:00 p.m. (Hong Kong time) every Hong Kong day except Saturdays, Sundays and other days on which the SEHK is closed. In addition, there is a pre-opening (auction) session from 9.00 a.m. to 9.30 a.m. (Hong Kong time).

The SEHK has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the SEHK considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The SEHK may also do so where: (1) an issuer fails, in a manner which the SEHK considers material, to comply with the SEHK Listing Rules or its listing agreements; (2) the SEHK considers there are insufficient securities in the hands of the public; (3) the SEHK considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the SEHK considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the SEHK may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

Disclaimers Related to HSICL

THE HANG SENG® INDEX IS PUBLISHED AND COMPILED BY HANG SENG INDEXES COMPANY LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK AND NAME OF THE HANG

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SENG® INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HANG SENG® INDEX BY JP MORGAN CHASE & CO., IN CONNECTION WITH THE NOTES (THE “PRODUCT”), BUT NEITHER HANG SENG INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (I) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (II) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (III) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HANG SENG® INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HANG SENG INDEXES COMPANY LIMITED WITHOUT NOTICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (I) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY JP MORGAN CHASE & CO. IN CONNECTION WITH THE PRODUCT; OR (II) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE HANG SENG® INDEX; OR (III) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (IV) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AN NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE PRODUCT IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE PRODUCT DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HANG SENG INDEXES COMPANY LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI-CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HANG SENG INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

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ANNEX B

The Korea Stock Price Index 200

We have derived all information contained in this pricing supplement regarding the Korea Stock Price Index 200 (the “KOSPI 200 Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Korea Exchange (“KRX”). The KOSPI 200 Index is calculated, maintained and published by KRX. KRX has no obligation to continue to publish, and may discontinue publication of, the KOSPI 200 Index.

The KOSPI 200 Index is reported by Bloomberg L.P. under the ticker symbol “KOSPI2.”

The KOSPI 200 Index is a capitalization-weighted index of 200 Korean blue-chip stocks that make up a large majority of the total market value of the Korea Stock Exchange (“KSE”). The KOSPI 200 Index is the underlying index for stock index futures and options trading. The constituent stocks are selected on the basis of such criteria as market capitalization, industry representation and trading value.

Composition of the KOSPI 200 Index

Selection Criteria

All common stocks listed on the KSE as of the periodic realignment date will be included in the selection process, except for the stocks which fall into one of the following categories:

•	preferred shares of stock

•	foreign stocks

•	convertible stocks

•	warrants

•	mutual funds

•	real estate investment funds

•	ship investment funds

•	stocks with administrative issues;

•	stocks with liquidation issues; and

•	stocks that have been listed less than one year as of the last trading in April of the year in which the periodic review and selection process occurs.

The stocks in the index universe are classified into the following eight industry sectors: (i) fisheries, (ii) mining, (iii) electricity and gas, (iv) construction, (v) service, (vi) communication, (vii) financial and (viii) manufacturing. Stocks classified as fisheries and mining are not eligible to be included in the KOSPI 200 Index because those sectors are less than 1% of the total market capitalization of the KSE. The constituents of the KOSPI 200 Index are selected first from the other non-manufacturing industry sectors, and then from the manufacturing industry sector, as follows:

•	First, constituents from the non-manufacturing industry sectors are selected by ranking annual average daily market capitalization (“Market Cap”), while ensuring that the accumulated Market Cap of a stock is at least 70% of the total Market Cap of each industry sector.

•	Second, constituents from the manufacturing industry sector are selected by ranking of Market Cap.

•	Notwithstanding the above, the stocks of which the ranking of annual average daily trading volume (“Market Liquidity”) is below 85% of each industry sector are excluded. Instead, each excluded stock is replaced by a stock that is next in ranking in Market Cap, but satisfies the Market Liquidity criteria.

The constituents from the manufacturing industry cluster are selected in descending order of market capitalization, while excluding stocks whose ranking of trading volume in descending order is below 85% of the stocks included in the process within the same industry group. The excluded stock is replaced by a stock that is next in ranking in market capitalization, but satisfies the trading volume criteria.

Notwithstanding anything above, if a stock whose market capitalization is within the top 50 in terms of market capitalization, such stock may be included in the constituents of the KOSPI 200 Index, by taking into consideration the influence that the industry group has on the KOSPI 200 Index, as well as the liquidity of the concerned stock. Stocks to be placed on the replacement list are selected from the stocks included for deliberation, excluding those already selected as constituents of the KOSPI 200 Index.

Realignment

The constituents of the KOSPI 200 Index are realigned once a year while observing each of the following:

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•	An existing constituent will not be removed if the ranking of the market capitalization of such stock is within 100/110 of the ranking of the KOSPI 200 Index constituents of the same industry group;

•	In order to be included in the constituents of the KOSPI 200 Index, the ranking of the market capitalization of a stock must be within 90/100 of the ranking of the KOSPI 200 Index constituents of the same industry group;

•	If the ranking of the market capitalization of an existing constituent falls below 100/110 of the ranking of the KOSPI 200 Index constituents of the same industry group, but there is no stock satisfying the requirement specified in the preceding clause, the existing constituent will not be removed; and

•	When removing the existing constituents, a constituent whose ranking of market capitalization within the same industry group is the lowest will be removed first.

The realignment reference date is after the close of the last trading day in April, and the changes take effect on the next trading day after the 2nd Thursday in June (the next trading day after the day of June contracts of both the index futures and index options. In the event where a constituent of the KOSPI 200 Index falls under any of the following cases, such constituent shall be removed from the constituents and the removal date is as follows:

•	Delisting: the trading day following the delisting date;

•	Designation as administrative issue: the designation date;

•	Merger: the day of trading halt; and

•	It is determined that the stock is unsuitable as a constituent of the KOSPI 200 Index: the trading day following the day of such determination, which is the last trading day of the nearest month contracts of both the index futures and index options, after the date of such decision.

When realigning the constituents of the KOSPI 200 Index, the replacement stocks are chosen from the replacement list in accordance with the rank order from the annual realignment. In the case of an industry group that has no stock listed on the replacement list, a replacement stock is chosen from the replacement list of the manufacturing industry group.

In cases where there is an initial listing of a stock that is deemed to have high liquidity and is worthy in terms of its impact on KOSPI 200 Index, a constituent stock is merged with a non-constituent stock or consolidation occurs among constituent stocks, it is possible to select that stock or the stock of the acquiring non-constituent as a constituent of KOSPI 200 Index even before the regular realignment date. Such stocks are included in the KOSPI 200 Index on the trading day following the last trading day of the most recent month for contracts for both index futures and index options, which comes 30 trading days after the listing date of such stocks. At that time, the stock with the smallest market capitalization on the most recent regular realignment date, regardless of industry, is removed from the KOSPI 200 Index and becomes first in line as a replacement stock for the industry to which it belongs.

Calculation of the KOSPI 200 Index®

The KOSPI 200 Index is calculated using a free-float adjusted market capitalization weighted methodology. The KOSPI 200 Index is computed by multiplying (i) the market capitalization as of the calculation time divided by the market capitalization as of the base date, by (ii) 100. Market capitalization is obtained by multiplying the number of listed common shares of the constituents by the price of the concerned common share.

If the number of listed shares increases due to rights offering, bonus offering and stock dividend, which accompany ex-right or ex-dividend, such increase is included in the number of listed shares on the ex-right date or ex-dividend date.

The level of the KOSPI 200 Index reflects the total current market capitalization of all 200 constituent stocks (“Market Value”) relative to the base index of the KOSPI 200 Index as of the base date of January 3, 1990 (the “Base Index.”), which is 100. An indexed number is used to represent the results of this calculation.

The actual aggregate Market Value of the constituent stocks at the base date (the “KOSPI 200 Base Market Value”) has been set. In practice, the calculation of the KOSPI 200 Index is computed by dividing the total current aggregated Market Value of the constituent stocks by the KOSPI 200 Base Market Value and then multiplying by the Base Index of 100.

In order to maintain the consistency of the KOSPI 200 Index, the Market Value and KOSPI 200 Base Market Value can be readjusted. Readjustment includes changing the KOSPI 200 Base Market Value when there is an event, such as a distribution of rights or dividends, that affects the stock price, in order to equalize the stock price index on the day before the event and the stock price index on the day of the event. The following formula is used:

Current Market Value on the day before the change	=	Current Market Value on the day before the change	+	Amount of Change in the Value
Old Market Value		New KOSPI 200 Base Market Value

Current Market Value increases or decreases when there is a rights offering a new listing, a delisting or merger. Therefore, to maintain consistency, the KOSPI 200 Base Market Value is adjusted when there is a change in current Market Value, using the following formula:

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New KOSPI 200 Base Market Value	=	Old Market Value	x	Current Market Value on the day before the change	+	Amount of change in the current Market Value
Current Market Value on the day before the change

Share prices refer to the market price established during the regular trading session. If no trading took place on such day, quotation price is used and if no quotation price is available, the closing price of the most recent trading day is used.

The KOSPI 200 Index is calculated every 2 seconds from 9:01 a.m. to 3:00 p.m., Korean time, during weekdays.

The KOSPI 200 Index Committee, which is composed of professors, asset managers, institutional investors, experts from corporate governance or accounting professions, etc., decides on matters relating to the calculation and management of KOSPI 200 Index.

The Korea Stock Exchange

The KSE’s predecessor, the Daehan Stock Exchange, was established in 1956. The KSE is a typical order-driven market, where buy and sell orders compete for best prices. The KSE seeks to maintain a fair and orderly market for trading and regulates and supervises its member firms.

Throughout the trading hours, orders are matched at a price satisfactory to both buy and sell sides, according to price and time priorities. The opening and closing prices, however, are determined by call auctions: at the market opening and closing, orders received for a certain period of time are pooled and matched at the price at which the most number of shares can be executed. The KSE uses electronic trading procedures, from order placement to trade confirmation. The KSE is open from 9:00 a.m. to 3:00 p.m., Korean time, during weekdays. Investors can submit their orders from 8:00 a.m., one hour before the market opening. Orders delivered to the market during the period from 8:00 a.m. to 9:00 a.m. are queued in the order book and matched by call auction method at 9:00 a.m. to determine opening prices. After opening prices are determined, the trades are conducted by continuous auctions until 2:50 p.m. (10 minutes before the market closing). Besides the regular session, the KSE conducts pre-hours and after-hours sessions for block trading and basket trading. During pre-hours sessions from 7:30 to 8:30 a.m., orders are matched at previous day’s respective closing prices. After-hours sessions are open for 50 minutes from 3:10 p.m. to 4:00 p.m. During after-hours sessions, orders are matched at the closing prices of the day.

On January 26, 2004, the KSE introduced the random-end system at the opening and closing call auctions. The stated purpose of the random-end system is to prevent any distortion in the price discovery function of the KSE caused by “fake” orders placed with an intention of misleading other investors. In cases where the highest or lowest indicative price of a stock set during the last 5 minutes before the closing time of the opening (or closing) call session, 8:55-9:00 a.m. (or 2:55-3:00 p.m.), deviates from the provisional opening (or closing) price by 5% or more, the KSE delays the determination of the opening (or closing) price of the stock up to five minutes. The official opening (or closing) price of such stock is determined at a randomly chosen time within five minutes after the regular opening (or closing) time. The KSE makes public the indicative prices during the opening (or closing) call trading sessions. Pooling together all bids and offers placed during the order receiving hours for the opening (or closing) session, 8:10-9:00 a.m. (or 2:50-3:00 p.m.), the indicative opening (or closing) prices of all stocks are released to the public on a real-time basis.

Circuit Breakers is a system that can halt entire market temporarily to provide a certain period of time for investors’ rational investment decision at a time when the stock prices decline rapidly because of the internal and external factors. The prior notice of trading halt can be issued when the KSE declines more than 8% / 15% / 20% of the previous day’s closing value, respectively, and if this condition lasts for 1 minute, trades of all products are halted.

When the KSE declines more than 8% of previous day’s closing value, phase 1 of Circuit Breakers starts. After that, if the KSE once again declines more than 15% of previous day’s closing value and 1% additional decline occurs compared with the index value where phase 1 of Circuit Breakers was started, phase 2 of Circuit Breakers is triggered. If phase 1 or phase 2 of Circuit Breakers is implemented, the receipt of orders in the KSE and the receipt and transaction of orders in the futures and options market that are linked to the spot market except bond market are halted for 20 minutes.

During the trading halt, it is not possible to place a new order but it is still possible to cancel orders submitted prior to the halt.

The implementation of the each phase is limited to one time in one day and to secure the time for determining closing price, the halt does not take place 40 minutes before the closing time of the market.

After phase 2 is implemented, if the KSE still declines more than 20% of previous day’s closing value and 1% additional decline occurs compared with the index value at which phase 2 was brought about, all trades in the KSE are halted. When phase 3 of Circuit Breakers takes place, no orders can be placed including the cancellation of existing orders. Phase 3 is possible to be implemented even after 40 minutes before the market closing.

Disclaimers related to the Korea Exchange

JPMorgan Chase & Co. expects to enter into a non-exclusive license agreement with KRX providing for the license to us, and certain of our affiliated or subsidiary companies, of the right to use the KOSPI 200 Index, which is owned and published by KRX, in connection with certain securities, including the notes. The license agreement between KRX and JPMorgan Chase & Co. is expected to provide that the following language must be set forth in this pricing supplement:

PS-19 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

The notes are not sponsored, endorsed, sold or promoted by KRX, the successor of the Korea Stock Exchange who calculates the KOSPI 200 Index and owns the intellectual property rights over it. KRX makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in notes generally or in the notes particularly or the ability of the KOSPI 200 Index to track general stock market performance. KRX’s only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of KRX and of the KOSPI 200 Index which is determined, composed and calculated by KRX without regard to JPMorgan Chase & Co. or the notes. KRX has no obligation to take the needs of JPMorgan Chase & Co. or the owners of the notes into consideration in determining, composing or calculating the KOSPI 200 Index. KRX is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes is to be converted into cash. KRX has no obligation or liability in connection with the administration, marketing or trading of the notes.

KRX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN AND KRX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. KRX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. KRX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE KOSPI 200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL KRX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

PS-20 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

ANNEX C

The Taiwan Stock Exchange Capitalization Weighted Stock Index

We have derived all information contained in this pricing supplement regarding the Taiwan Stock Exchange Capitalization Weighted Stock Index (the “TAIEX”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Taiwan Stock Exchange Co., Ltd. (“TWSE”). The TAIEX is calculated, maintained and published by TWSE. TWSE has no obligation to continue to publish, and may discontinue publication of, the TAIEX.

The TAIEX is reported by Bloomberg under the ticker symbol “TWSE.”

The TAIEX is a capitalization-weighted price return index of the Taiwan equity market. The TAIEX was set with an initial baseline value of 100 points in 1966. The TAIEX is constantly computed and broadcast every minute during TWSE trading hours.

Composition of the TAIEX

The TAIEX is composed of all common stocks listed for trading on the Taiwan Stock Exchange, as set forth below:

(1)	Stocks of newly listed companies are included in the sample from the first trading day of the month following one full calendar month from listing; provided that stocks of listed companies converted into financial holding companies or investment holding companies, and listed companies transferred from the over-the-counter market are included in the sample from the day of listing.
(2)	Stocks suspended from trading are included in the sample from the first trading day of the month following one full calendar month from reinstatement of normal trading; provided that stocks suspended from trading because of issuance of replacement shares due to capital reduction resulting from a corporate split are included in the sample from the day of resumed trading of the new shares.
(3)	Stocks changed to full-delivery trading are excluded from the sample and will be included again on the date regular trading status is restored.

Index Calculation

The TAIEX is calculated by the following formula:

Index	=	aggregate market value	×	100
base value of the current day

The aggregate market value is the summation of the market values obtained by multiplying the traded price of each constituent by the number of the issued shares on the current day. If there is no traded price on the current day, the opening auction reference price of the current day may be used for calculation. However, stock of newly listed companies included in the calculation of the TAIEX may be accounted for on the basis of the listed shares on the current date instead of the number of issued shares.

The base value on the current day is calculated by the following formula:

Base value on the current day	=	adjusted aggregate market value after the close on the previous day	×	Base value on the previous day
the closing aggregate market value on the previous day

The base value is adjusted to offset the impact of non-trading events, including new listings, de-listings and new share offerings. In such circumstances, the adjusted aggregate market value after the close of the previous day is calculated using the following formula:

Adjusted aggregate market value after the close on the previous day = the closing aggregate market value on the previous day + the sum of the adjustments to market value

TWSE uses a different formula for different types of events to calculate the adjustments in market value.  The opening auction reference price on the current day may be used for the calculation of the various adjustments to market value described below

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after the close on the previous day, if the closing price is not available. The following table indicates the type of event, the time of calculation and the method for calculating the adjustments to market value.

Event	Time of Calculation	Method of Calculating Change to Market Value
1. Addition or deletion of a component stock	effective date	adjustment to market value equals closing price on the final trading day before the change times number of shares issued by the listed company

2. Subscription of common shares for cash capital increase	ex-rights date	adjustment to market value equals cash capital increase subscription price times number of cash capital increase shares

3. Distribution of common shares as bonus to employees or certificates of entitlement to new shares	listing date	adjustment in market value equals (closing price before the listing date of distribution of common shares as bonus to employees or certificates of entitlement to new shares) times number of shares resulting from bonus to employees

4. Distribution of common shares as stock dividends on preferred stock	ex-rights date

adjustment in market value equals ex-rights reference price of the common shares times total number of common shares issued as stock dividends on preferred shares, where:

•     the ex-rights reference price of the common shares equals (closing price before the ex-rights date plus cash capital increase subscription price times cash capital increase share distribution rate) divided by (1 plus shareholder stock dividend rate plus cash capital increase share distribution rate);

•     the shareholder stock dividend rate equals number of capital increase shares distributed as dividends to shareholders divided by number of issued shares before the ex-rights date; and

•     the cash capital increase share distribution rate equals number of shares issued for the cash capital increase divided by number of issued shares before the ex-rights date.

5. Distribution where a listed company holds treasury stock for which capital cancellation has not occurred	ex-rights date

adjustment in market value equals aggregate market value after the ex-rights date minus aggregate market value before the ex-rights date, where:

•     the aggregate market value before the ex-rights date equals ( closing price before the ex-rights date minus cash dividend per share ) times number of issued shares before the ex-rights date; and

•     the aggregate market value after the ex-rights date equals (closing price before the ex-rights date minus cash dividend per share) divided by (1 plus shareholder stock dividend rate) times number of issued shares after the ex-rights date

6. Share cancellation based on the law	the first to occur of the ex-rights date and the third trading day of the month	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

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following public announcement of capital decrease

7. Failed offering for cash capital increase	reversion to the original number of issued shares on the third trading day of the next month following receipt of notification	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

8. Listing of certificates of entitlement to shares or new shares following company merger or consolidation	listing date	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

9. Listing of common shares issued in replacement of certificates of entitlement to convertible bonds	listing date	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

10. Common shares converted directly from convertible bonds or issued through exercise of securities with subscription right	the first to occur of the ex-rights date or the third trading day of the month following public announcement of the capitalization amendment registration	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

11. Cash capital increase shares or certificates of payment for which shareholders have waived subscription rights and public underwriting has been adopted	listing date	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

12. New shares issued for global depositary receipts	listing date	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

13. Common shares converted from convertible preferred shares	listing date	adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

14. Other non-trading factors affecting aggregate market value		adjustment in market value equals closing price of the common stock on the final trading day before the change times change in the number of common shares

License Agreement with TWSE

JPMorgan Chase & Co. expects to enter into a non-exclusive license agreement with TWSE providing for the license to us, and certain of our affiliated or subsidiary companies, of the right to use the TAIEX, which is owned and published by TWSE, in connection with certain securities, including the notes. The license agreement between TWSE and JPMorgan Chase & Co. is expected to provide that the following language must be set forth in this pricing supplement:

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY TWSE AND TWSE DOES NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE TAIEX AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS

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AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE.  THE TAIEX IS COMPILED AND CALCULATED BY TWSE. HOWEVER, TWSE SHALL NOT BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE INDEX AND TWSE SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

The index is calculated by TWSE. TWSE does not sponsor, endorse or promote the notes.

All copyright in the TAIEX values and constituent list vests in TWSE. JPMorgan Chase & Co. expects to obtain a license from TWSE to use such copyright in the creation of the notes.

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ANNEX D

The Swiss Market Index

We have derived all information contained in this pricing supplement regarding the Swiss Market Index (the “SMI®”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, SIX Swiss Exchange Ltd (“SSE”). The SMI® is calculated, maintained and published by SSE. SSE has no obligation to continue to publish, and may discontinue publication of, the SMI®.

The SMI® is reported by Bloomberg L.P. under the ticker symbol “SMI.”

The SMI® is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® was standardized on June 30, 1988 with an initial baseline value of 1,500 points.

Composition of the SMI®

The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index® (“SPI®”). The SMI® is updated in real time after each transaction and published every second.

The SMI® comprises the 20 highest ranked securities traded on the Swiss Performance Index® (“SPI®”). The ranking of each security is determined by a combination of the following criteria:

•	Average free-float market capitalization (compared to the capitalization of the entire SPI®); and

•	Cumulated on order book turnover (compared to the total turnover of the SPI®)

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the weighted market share. A security is admitted to the SMI® if it ranks 18 or better in the selection list. A share ranked 19 or 20 is admitted only if a share included in the SMI® meets the exclusion criteria directly (position 23 or lower) and no other share that either meets the admission criteria directly (position 18 or higher) or is rated higher has moved up in its place. A security is excluded from the SMI® if it ranked 23 or lower in the selection list. A share ranked 21 or 22 is excluded only if a share meets the admission criteria directly (position 18 or higher) and no other share that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place.

Standards for Admission and Exclusion

To ensure that the composition of the SMI® maintains a high level of continuity, the stocks contained within it are subject to a special admission and exclusion procedure. This is based on the criteria of free-float market capitalization and liquidity. The index-basket adjustments which arise from this procedure are, as a rule, made once per year.

Changes to the index-basket composition will be made once a year after prior notice of at least two months on the third Friday in September after close of trading. The number of securities and free-float shares are adjusted on four ordinary adjustment dates a year: the third Friday in March (after close of trading), the third Friday in June (after close of trading), the third Friday in September (after close of trading) and the third Friday in December (after close of trading).

Calculation of the SMI®

The SMI® is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalizations of all securities included in the SMI® by a divisor:

where t is current day; s is current time on day t; Is is the current index level at time s; Dt is the divisor on day t; M is the number of issues in the SMI®; pi,s is the last-paid price of security i; xi,t is the number of shares of security i on day t; fi,t is the free float for security i on day t; and rs is the current CHF exchange rate at time s.

The divisor is a technical number used to calculate the SMI®. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect. Regular cash dividend payments do not result in adjustments to the divisor. Repayments of capital through the reduction of a share's par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the divisor). Distributions (e.g., special dividends and anniversary bonuses) that, contrary to a company's usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.

License Agreement with SIX Swiss Exchange

The use of and reference to the SMI® in connection with the notes has been consented to by SSE. All rights to the SMI® are owned by SSE. JPMorgan Chase & Co., the calculation agent and the trustee disclaim all responsibility for the calculation or

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other maintenance of or any adjustments to the SMI®. In addition, SSE has no relationship to JPMorgan Chase & Co. or the notes.

These notes are not in any way sponsored, endorsed, sold or promoted by SSE and SSE makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI® and/or the figure at which the SMI® stands at any particular time on any particular day or otherwise. However, SSE shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI® and SSE shall not be under any obligation to advise any person of any error therein. The Swiss Market Index® and SMI® are registered trademarks of SSE which are used under license.

SSE is not responsible for, and has not participated in the determination of, the terms, prices or amount of the notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the notes payable at maturity. SSE has no obligation or liability in connection with the administration, marketing or trading of the notes.

The SMI® is compiled and calculated by SSE. However, SSE shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI® and SSE shall not be under any obligation to advise any person of any error therein.

SSE is under no obligation to continue the calculation and dissemination of the SMI®. SSE determines, composes and calculates the SMI® without regard to the notes. SSE has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the SMI®.

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ANNEX E

The WisdomTree India Earnings Fund

We have derived all information contained in this pricing supplement regarding the WisdomTree India Earnings Fund (the “EPI Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the WisdomTree Trust and WisdomTree Asset Management, Inc. (“WisdomTree”). The EPI Fund is an investment portfolio managed by WisdomTree, the investment adviser to the EPI Fund and by Mellon Capital Management Corporation (“Mellon Capital”), the sub-adviser to the EPI Fund. The EPI Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EPI.” The inception date of the EPI Fund was February 22, 2008.

The WisdomTree Trust is a registered investment company that consists of numerous separate investment portfolios, including the EPI Fund. Information provided to or filed with the SEC by the WisdomTree Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the WisdomTree Trust, WisdomTree, Mellon Capital and the EPI Fund, please see the EPI Fund’s prospectus. In addition, information about EPI Fund, WisdomTree and Mellon Capital may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the EPI Fund’s website at https://www.wisdomtree.com/etfs. Information contained in the EPI Fund’s website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective

The EPI Fund seeks to track the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index (the “IEI Index”). The IEI Index is a fundamentally weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the index screening date. See “— The WisdomTree India Earnings Index” below for more information about the IEI Index.

Investment Strategy — Sampling

The EPI Fund employs a “passive management” — or indexing — investment approach designed to track the performance of the IEI Index. The EPI Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of the securities in the IEI Index the risk, return and other characteristics of which closely resemble the risk, return and other characteristics of the IEI Index as a whole.

Under normal circumstances, at least 95% of the EPI Fund’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the IEI Index and investments that have economic characteristics that are substantially identical to the economic characteristics of such component securities. To the extent the IEI Index concentrates (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, the EPI Fund will concentrate its investments to approximately the same extent.

Correlation

The Regional Banking Index is a theoretical financial calculation, while the Regional Banking ETF is an actual investment portfolio. The Regional Banking ETF seeks to track the performance of the Regional Banking Index as closely as possible (i.e., achieve a high degree of correlation with the Regional Banking Index). However, the performance of the Regional Banking ETF and the Regional Banking Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Holdings Information

As of December 22, 2015, the EPI Fund included 240 securities. The following tables summarize the EPI Fund’s top 10 holdings in individual securities and by sector as of that date.

Top Holdings in Individual Securities as of December 22, 2015

Security	Percentage of Total Holdings
1. Reliance Industries Ltd	10.20%
2. Infosys Ltd	8.11%
3. Housing Development Finance Co	5.84%
4. Tata Motors Ltd	4.17%
5. ICICI Bank Ltd	3.61%
6. Tata Consultancy Services Ltd	3.44%

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Security	Percentage of Total Holdings
7. Oil & Natural Gas Corp Ltd	3.13%
8. Axis Bank Ltd	2.22%
9. State Bank of India	2.06%
10. NTPC Ltd	2.03%

Top Holdings by Sector as of December 22, 2015

Sector	Percentage of Total Holdings
1. Financials	24.65%
2. Energy	18.45%
3. Information Technology	18.25%
4. Consumer Discretionary	9.55%
5. Health Care	5.65%
6. Materials	5.62%
7. Utilities	5.27%
8. Industrials	5.14%
9. Consumer Staples	4.56%
10. Telecommunication Services	2.78%

The information above was compiled from the WisdomTree Trust’s website, without independent verification. Information contained in the WisdomTree Trust’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The WisdomTree India Earnings Index

We have derived all information contained in this pricing supplement regarding the WisdomTree India Earnings Index (the “IEI Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, WisdomTree Investments, Inc. (“WTI”). The IEI Index was developed by WTI and is calculated, maintained and published by WTI. WTI has no obligation to continue to publish, and may discontinue the publication of, the IEI Index.

The IEI Index is reported by Bloomberg L.P. under the ticker symbol “WTIND.”

The IEI Index measures the stock performance of companies incorporated in India that pass WTI’s selection, liquidity and market capitalization requirements. In September of each year, the IEI Index is reconstituted, with each components’ weight adjusted based on the earnings generated by each component company, adjusted for an investable weighting factor that takes into account shares available to be purchased by foreign investors. The IEI Index is calculated using primary market prices in U.S. dollars.

Membership Criteria

To be eligible for inclusion in the IEI Index, component companies must be covered by WisdomTree’s independent index calculation agent meet the minimal liquidity requirements established by WTI. To be included in the IEI Index, shares of such component securities need to have traded at least 250,000 shares per month for each of the six months preceding the “Screening Date” for the IEI Index (the duration of time after the close of trading on the last trading day in August and before the open of trading on the next trading day).

Eligible component companies must have their shares listed on the Indian National Stock Exchange or the Bombay (Mumbai) Stock Exchange. Eligible companies must be incorporated in India and have earned at least $5 million in their fiscal year prior to

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the annual reconstitution in September. Only securities whose foreign ownership restriction limits have yet to be breached are eligible for inclusion in the index. Companies need to have a market capitalization of at least $200 million on the Screening Date. Shares of such companies need to have had an average daily dollar volume of at least $200,000 for each of the six months preceding the Screening Date. Components need to have had a price/earnings ratio of at least 2 as of the Screening Date.

Common stocks and holding companies, including real estate holding companies, are eligible for inclusion. Security types that are excluded from the index are: limited partnerships, royalty trusts, passive foreign investment companies (PFICS), American depositary receipts (ADRs), preferred stocks, closed-end funds, exchange-traded funds and derivative securities such as warrants and rights.

A further volume screen requires that a calculated volume factor (the average daily dollar volume for three months preceding the Screening Date/ weight of security in each index) will be greater than $200 million to be eligible for each index. If a security’s volume factor falls below $200 million at the annual screening, but is currently in the IEI Index, it will remain in the IEI Index. The securities’ weight will be adjusted downwards by an adjustment factor equal to its volume factor divided by $400 million.

Base Date and Base Value

A base value for the IEI Index was set at 200 at the close of trading on November 30, 2007.

Calculation and Dissemination

The following formula is used to calculate the index level of the IEI Index:

Where

Si = number of shares in the IEI Index for security i.

Pi = price of security i.

Ei = cross rate of currency of security i versus the U.S. dollar. If security i is priced in U.S. dollars, then Ei will equal 1.

D = divisor.

The IEI Index is calculated every weekday. If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent IEI Index computations until trading resumes. If trading is suspended before the opening, the stock’s adjusted closing price from the previous day is used to calculate the IEI Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the IEI Index computation. IEI Index values are calculated in U.S. dollars, and disseminated on an end-of-day basis.

Capping

The following capping rules are applied in order:

Should any sector achieve a weight equal to or greater than 25% of the IEI Index, the weight of the companies will be proportionally reduced to 25% as of the annual Screening Date.

In the event a security has a calculated volume factor (average daily volume traded over the preceding three months divide by weight in the IEI Index) that is less than $400 million, its weight will be reduced such that weight after volume adjustment equals to the weight before adjustment multiplied by the calculated volume factor divided by $400 million. The implementation of the volume factor may cause an increase in the sector weights above the specified caps.

The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date. All sector cappings are conducted based on the Global Industry Classification Standard sector classifications.

Weighting

The IEI Index is a modified capitalization-weighted index that employs a transparent weighting formula to magnify the effect that dividends play in its total return. The initial weight of a component in the IEI Index at the annual reconstitution is based on reported net income in the most recent fiscal year prior to the annual reconstitution.

The reported net income number is then multiplied by a second factor developed by a third party independent calculation agent called the “Investability Weighting Factor” (the “IWF”). The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased. This “Earnings Factor” is then calculated for every component in the IEI Index and then summed. Each component’s weight, at the Weighting Date for the IEI Index, is equal to its Earnings Factor divided by the sum of all Earnings Factors for all the components in the IEI Index. The “Weighting Date” is when component weights are set; it occurs immediately after the close of trading on the second Friday of September. New component weights take effect before the opening of trading on the first Monday following the third Friday of September (the “Reconstitution Date”).

The IEI Index will be modified, if the following should occur: Should any company achieve a weighting equal to or greater than 24% of the IEI Index, its weighting will be reduced to 20% at the close of the current calendar quarter, and other components in the IEI Index will be rebalanced. Moreover, should the “collective weight” of component securities whose individual current weights equal or exceed 5% of the IEI Index, when added together, equal or exceed 50% of the IEI Index, the weightings in

PS-29 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund

those component securities will be reduced proportionately so that their collective weight equals 40% of the IEI Index at the close of the current calendar quarter, and other components in the IEI Index will be rebalanced in proportion to their weightings before the adjustment. Further iterations of these adjustments may occur until no company or group of companies violates these rules.

Dividend Treatment

Normal dividend payments are not taken into account in the IEI Index. However, special dividends from non-operating income require index divisor adjustments to prevent the distribution from distorting the IEI Index.

Multiple Share Classes

In the event a component company issues multiple classes of shares of common stock, the most liquid share class will be included in the IEI Index. Conversion of a share class into another share class not in the IEI Index results in the conversion of the share class being phased out into the surviving share class.

Index Maintenance

Index maintenance includes monitoring and implementing the adjustments for company additions and deletions, stock splits, stock dividends, corporate restructurings, spin-offs or other corporate actions. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the component companies in the IEI Index. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances and increases or decreases in earnings between reconstitutions, do not require changes in the index shares or the stock prices of the component companies of the IEI Index. Other corporate actions, such as special dividends, may require index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions or when the index calculation agent for the IEI Index typically applies such corporate actions. Whenever possible, changes to the components of the IEI Index, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

Component Changes

Additions to the IEI Index are made at the annual reconstitution according to the inclusion criteria defined above. Changes are implemented before the opening of trading on the first Monday following the closing of trading on the third Friday in September. No additions are made to the IEI Index between annual reconstitutions, except in the cases of certain spin-off companies defined below.

Shares of companies that are de-listed or acquired by a company outside of the IEI Index are deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in composition of the IEI Index. A component company that files for bankruptcy is deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index. If a company re-incorporates outside of a defined domicile, it is deleted from the IEI Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index. If a component company is acquired by another company in the IEI Index for stock, the acquiring company’s shares and weight in the IEI Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date. Component companies that reclassify their shares (i.e., that convert multiple share classes into a single share class) remain in the IEI Index, although index shares are adjusted to reflect the reclassification.

Spin-Offs and IPOs

Should a company be spun off from an existing component company, it is allowed to stay in the IEI Index until the next annual reconstitution. The weights of the remaining components are adjusted proportionately to reflect the change in the composition of the IEI Index. Companies that go public in an initial public offering (IPO) and that meet all other index inclusion requirements must wait until the next annual reconstitution to be included in the IEI index.

Index Divisor Adjustments

Changes in the IEI Index’s market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the IEI Index’s continuity. By adjusting the divisor, the IEI Index value retains its continuity before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not already described, or combinations of different types of corporate events and other exceptional cases, WTI reserves the right to determine the appropriate implementation method.

Companies that are acquired, de-listed or that re-incorporate outside of a defined domicile in the intervening weeks between the Screening Point and the Reconstitution Date are not included in the IEI Index, and the weights of the remaining components are adjusted accordingly.

PS-30 | Structured Investments Capped Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Seven Indices and One Exchange-Traded Fund